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For Immediate Release                                      CONTACT: Jerry M. Ray
March 3, 1998                                                     (904) 858-2707


               ST. JOE (NYSE: SJP) ANNOUNCES 1997 YEAR-END RESULTS

                       WITH NEW MANAGEMENT TEAM IN PLACE,
          ST. JOE POSITIONED TO QUICKEN PACE ACROSS ALL SECTORS IN 1998

         JACKSONVILLE, FLORIDA - MARCH 3, 1998 - St. Joe Corporation (NYSE: SJP) today reported 1997 net income of $35.5 million or $.39 basic and $.38 diluted on a per share basis. In 1996, excluding earnings from discontinued operations and two condemnation land sales, net income was $31.4 million or $.34 per share basic and diluted. Net income for 1996 including earnings from discontinued operations and the condemnation land sales was $176.0 million or $1.92 basic and diluted per share.

         "St. Joe has an enviable balance sheet with no debt and approximately $500 million in liquid assets. We intend to leverage our heritage in forest products and transportation to develop large-scale community, commercial, industrial, resort and location-based entertainment opportunities," said Peter
S. Rummell, chairman and CEO. "Our strategy for 1998 is to unlock shareholder value by applying the extensive talent we've acquired in 1997 through recruitment, joint ventures and acquisitions to our asset base and to quicken the pace of development across all sectors."

         Net sales and operating revenues were up $13.0 million in 1997, excluding from 1996 the proceeds of the two condemnation land sales of $97.8 million. Transportation revenues were $9.5 million higher than in 1996, a result of increased shipments and selected rate increases by the company's majority-owned subsidiary, Florida East Coast Industries (NYSE: FLA). Revenue in the company's real estate segment increased by $33.6 million (excluding the proceeds of the condemnation land sales in 1996) to $70.3 million, primarily as a result of real estate property sales and increased rental revenue from additional buildings placed in service in 1997 by St. Joe's commercial/industrial division. Net sales for the forestry segment were $25.0 million lower than the prior year due to the shutdown of operations by the company's major pulpwood customer during part of the year and a change in the supply agreement with that customer. Sugar sales were also down $5.2 million due to fewer harvested acres.

         Total operating profit was $52.8 million in 1997, $2.3 million higher than 1996 (excluding the $97.8 million generated in condemnation land sales). The transportation and real estate segments both showed improvements in operating profit compared to


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1996. Transportation operating profit increased $6.7 million, driven by increased shipments and rate increases, and real estate operating profit increased $6.2 million, primarily from additional commercial/industrial square footage placed in rental service during 1997. Forestry operating profit remained constant. Forestry expenses were down by $25.0 million, as costs related to wood purchased to satisfy volume commitments under the supply agreement were lower, but decreases in expenses were offset by a decline in sales. Sugar operating profit was down $1.3 million due to fewer harvested acres. Operating profit was also impacted by an increase in corporate general and administrative expenses of $9.3 million compared to 1996, primarily from new corporate infrastructure to enable the company to implement its strategic plan and certain transaction expenses.

         Total net sales and operating revenues for the fourth quarter were $1.0 million lower than the previous year's comparable quarter. Transportation revenues were $2.7 million higher due to increased traffic, and real estate revenues were $.7 million higher due to increased rental revenues from additional buildings placed in service. Forestry sales were lower by $3.5 million resulting from less timber being harvested, and sugar sales were also down by $.9 million due to timing of shipments. Total operating profit for the fourth quarter of 1997 was $11.4 million lower than the same quarter of 1996. Transportation operating profit was $.8 million lower due to a one-time depreciation charge of $1.7 million in 1997. Real estate operating profit was $3.3 million lower due to adjustments to real estate taxes, depreciation of $1.8 million and a $2 million nonrecurring credit in the fourth quarter of 1996. Forestry operating profit was lower by $.2 million, and sugar operating profit was $2.3 million higher due to a cost of sales adjustment in the fourth quarter of 1997. The fourth quarter of 1997 was also negatively impacted by $5.0 million in increased corporate overhead and $4.4 million in net corporate general and administrative credits recorded in the fourth quarter of 1996.

         Income from operations, as well as net income in both 1997 and 1996, were negatively impacted by high effective income tax rates resulting from a 50 percent excise tax on an increase in prepaid pension costs.

         In December 1997, the company reached an agreement in principle to sell the company's sugar cane production land, which it views as a non-core asset.

         The above discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, the company's actual performance may differ materially from that indicated or suggested by any forward-looking statement contained herein. There are a number of factors that could


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cause such difference, including those referred to under the caption "Risk
Factors" in the company's prospectus dated February 10, 1998, and all forward-looking statements in this discussion are qualified by such Risk Factors.


                   SELECTED COMPARATIVE FINANCIAL INFORMATION
               (Dollars in millions except for per share amounts)

                                                                 Fourth Quarter
                                             1997      1996       1997     1996
                                           -------   -------    -------  -------
Net sales and operating revenues           $ 346.3   $ 431.2    $  94.4  $  95.4
Operating profit                              52.8     148.2       10.7     22.1
Income from continuing operations             35.5      91.9        7.2     15.0
Earnings from discontinued operations           --      84.1         --     (7.0)
Net income                                 $  35.5   $ 176.0    $   7.2  $   8.0
Per share amounts:
Basic
 Income from continuing operations         $   .39   $  1.00    $   .08  $   .16
 Earnings from discontinued operations          --       .92         --     (.08)
 Net income                                $   .39   $  1.92*   $   .08  $   .08
Diluted
 Income from continuing operations         $   .38   $  1.00    $   .08  $   .16
 Earnings from discontinued operations          --       .92         --     (.08)
 Net income                                $   .38   $  1.92*   $   .08  $   .08

* Includes $.92 in earnings from discontinued operations and $.66 from proceeds, net of tax, from condemnation land sales.


         St. Joe, a publicly held company based in Jacksonville, is Florida's largest private land owner and is engaged in community, commercial, industrial, resort and location-based entertainment development. The company also has interests in timber and transportation.


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